UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  August 20, 2007

AMERICAN CAMPUS COMMUNITIES, INC.
(Exact name of Registrant as specified in its Charter)

Maryland	001-32265	760753089
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. Employer Identification Number)

805 Las Cimas Parkway Suite 400
Austin, TX 78746
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code:  (512) 732-1000

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On August 20, 2007, the Compensation Committee of the Board of Directors of American Campus Communities, Inc. (the "Company") authorized the issuance of 132,400 profits interest units ("PIUs") to certain key employees of the Company under the Company's 2004 Incentive Award Plan (the "Plan").  All such PIUs were vested as of the time of award and were valued based on the closing price of the Company's common stock on the date of issuance.

The issuance of such PIUs was in partial payment of the vesting of the grant of Outperformance Awards made upon the consummation of the Company's initial public offering.  Vesting occurred on August 17, 2007, the third anniversary of such offering, and was subject to the occurrence of the Company's achievement of specified performance measures.  Pursuant to the terms of the Outperformance Awards, payments were made in cash; however, the Compensation Committee of the Board exercised its permitted discretion and elected to pay a portion of such award to various recipients through the issuance of PIUs.

PIUs are a special class of partnership interests in American Campus Communities Operating Partnership LP, the Company's operating partnership (the "Operating Partnership").  Each PIU is deemed equivalent to an award of one share of the Company's common stock under the Plan, reducing availability for other equity awards on a one-for-one basis.  PIUs will receive the same quarterly per unit distributions as common units of the Operating Partnership, which equals the per share distributions on the Company's common stock.

Initially, PIUs do not have full parity with common units with respect to liquidating distributions. Under the terms of the PIUs, the Operating Partnership will revalue its assets upon the occurrence of certain "book-up events," and any increase in valuation from the time of the award of the PIUs until such book-up event will be allocated first to the holders of PIUs to equalize the capital accounts of such holders with the capital accounts of common unit holders.  These book-up events will occur upon a contribution of cash or property to the Operating Partnership, including contributions by the Company of the proceeds from future issuances of the Company's securities, or upon certain distributions of cash or property by the Operating Partnership to one or more partners of the Operating Partnership.  Upon equalization of the capital accounts of the holders of PIUs with the other holders of common units, the PIUs will achieve full parity with common units of the Operating Partnership for all purposes, including with respect to liquidating distributions.  If such parity is reached, vested PIUs will thereafter be automatically converted into an equal number of common units, which units are exchangeable for cash or, at the option of the Operating Partnership, for shares of the Company's common stock on a one-for-one basis.  No equalization will occur unless a revaluation of the Company's assets following a book-up event results in an increase in the value of its assets from the date of the PIU award.

Holders of the PIUs are entitled to customary registration rights with respect to the shares of common stock that may be received by the PIU holders upon an exchange of the PIUs.  In general, the Company will bear all fees, costs and expenses of such registrations, other than underwriting discounts and commissions.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The following table lists the Outperformance Awards issued to the Company's named executive officers:

Name	Cash Portion of Award	Market Value of PIUs on Date of Issuance (1)	Total
William C. Bayless, Jr.	$1,484,140	$1,470,000	$2,954,140
Brian B. Nickel	867,524	896,000	1,763,524
Greg A. Dowell	403,620	420,000	823,620
James C. Hopke, Jr.	560,000	-	560,000

(1)
Messrs. Bayless, Nickel, Dowell and Hopke received 52,500, 32,000, 15,000 and 0 PIUs, respectively, valued at $28.00 per PIU, which was the closing price of the Company's common stock on August 20, 2007, the date of issuance of the PIUs.

The information contained in Item 1.01 is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(c)           Exhibits

The Exhibits to this Report are listed on the Exhibit Index attached hereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 23, 2007	AMERICAN CAMPUS COMMUNITIES, INC.

	By:	/s/ Jonathan A. Graf
Jonathan A. Graf
Senior Vice President, and Chief Accounting Officer and Treasurer

EXHIBIT INDEX

Exhibit Number	Title

99.1	Form of PIU Grant Notice, dated as of August 20, 2007 (including registration rights)

4